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Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE:	Sept. 19, 2003
Contacts
Media:		Investors:
Kathleen Sullivan (720) 558-4435; cell: (720) 480-5501 kathleen.sullivan@mcdata.com	Ryan Batty (720) 558-3934 ryan.batty@mcdata.com	Linda Dellett/Kevin Mammel (720) 558-4474 Investor.relations@mcdata.com

McDATA Completes Acquisition of Nishan Systems

        BROOMFIELD, Colo.—Sept. 19, 2003—McDATA Corporation (Nasdaq: MCDTA/MCDT) today announced the completion of its acquisition of Nishan Systems, the world's first supplier of native IP storage networking solutions.

        The Nishan transaction accelerates McDATA's vision as well as the time to market of IP solutions and inter-networking capabilities. McDATA's inter-networking solutions scale storage networks within data centers, across campuses and across geographies. The solutions also interconnect storage networks across multiple technologies including Fibre Channel, iFCP, Ethernet/IP LANs and IP MAN/WANs. No other vendor delivers this complete range of solutions.

        McDATA's inter-networking capabilities are proven applications that enable customers to deliver storage services across the enterprise and to reap the following advantages:

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  Distance solutions utilizing iFCP technology—enables secure, cost effective business continuance and disaster recovery solutions;

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  Multi-protocol SAN routing—allows customers to scale their infrastructures by interconnecting multi-vendor SAN islands while preserving reliability, security and manageability;

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  iSCSI solutions—provides cost effective aggregation of SAN islands for low-cost servers, leveraging customers existing investment in IP.

        McDATA's IP storage switches provide cost effective, high-performance connectivity for remote SANs over virtually any distance and its multi-protocol storage switches support iSCSI and iFCP connectivity today. The switches are qualified with all major storage platforms, including EMC, HDS, HP, IBM, Sun, StorageTek, XIOtech and LSI Logic. Under the terms of the acquisition agreement, McDATA has acquired Nishan Systems for $83 million in cash and has assumed approximately $2 million of Nishan debt.

        In addition to Nishan Systems, McDATA announced the planned acquisition of Sanera Systems, which is expected to close within the next 30 days, and has made an investment in Aarohi Communications. McDATA has commissioned a valuation study for both acquisitions, and anticipates one-time charges in the third quarter of fiscal 2003. When integrated with McDATA, these acquisitions and investment allow customers to seamlessly build and grow their storage services infrastructure across the dimensions of scalability, inter-networking and intelligence.

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About McDATA (www.mcdata.com)

        McDATA (Nasdaq: MCDTA/MCDT) is the expert provider of Multi-Capable Storage Networking Solutions™—hardware, software and services—that enable partners and customers around the world to reduce the total cost of storage management today, and be ready to adapt to the real-time information demands of tomorrow. Entrenched in over 8,000 data centers worldwide, McDATA solutions are at the heart of more than 80 percent of Fortune 100 storage network data centers, powering the latest e-business applications, customer databases, financial traffic and other mission-critical data. Customers leverage McDATA's multi-capable solutions to realize immediate cost savings, reduce their investment risk, ensure the continuity of their operations and adapt to changing business requirements.

Forward-Looking Statements

        This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. Readers are urged to consider statements that include the terms "believes", "belief", "expects", "plans", "objectives", "estimates", "anticipates", "intends", "targets", or the like to be uncertain and forward-looking. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to ramp SANavigator sales, our relationships with EMC Corporation and IBM and the level of their orders, the impact of the continued general economic slowdown on purchasing decisions by customers and capital spending, our ability to expand sales into higher margin channels through system integrators and distributors, a loss of any of our key customers (or our OEMs' key customers), distributors, resellers or our contract manufacturers, our ability to expand our product offerings and any transition to new products, (such as higher port count and multi-protocol products) integrate recent acquisitions and OEM qualification of such new products which may occur after the general availability dates, possible inventory charges that may occur with any transition to such new products, component quality and availability, the development of the storage area network and switch markets, competition in the storage area network and switch markets, aggressive pricing and product give-aways by competitors, one-time events and other important risk factors disclosed previously and from time to time in our filings at the U.S. Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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McDATA Completes Acquisition of Nishan Systems